EXHIBIT 99.1

AutoZone Authorizes Additional Stock Repurchase

MEMPHIS, Tenn., June 18, 2014 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO), today announced its Board of Directors authorized the repurchase of an additional $750 million of the Company's common stock in connection with its ongoing share repurchase program. Since the inception of the repurchase program in 1998, and including the above amount, AutoZone's Board of Directors has authorized $14.9 billion.

"AutoZone's continued strong financial performance allows us to repurchase our stock while maintaining our investment grade credit ratings," said Bill Giles, Executive Vice President, Chief Financial Officer, Information Technology and ALLDATA. "We remain committed to utilizing share repurchases within the bounds of a disciplined capital structure to enhance stockholder returns while maintaining adequate liquidity to execute our plans."

About AutoZone:

As of May 10, 2014, AutoZone sells auto and light truck parts, chemicals and accessories through 4,901 AutoZone stores in 49 U.S. states plus the District of Columbia and Puerto Rico and 374 stores in Mexico and four stores in Brazil for a total store count of 5,279.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, non-automotive products and subscriptions to the ALLDATAdiy product through www.autozone.com, accessories through www.autoanything.com and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

CONTACT: Media:
         Ray Pohlman
         866-966-3017
         ray.pohlman@autozone.com

         Financial:
         Brian Campbell
         901 495-7005
         brian.campbell@autozone.com